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                                                                      EXHIBIT 23


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Marisa Christina, Incorporated:


We consent to the incorporation by reference in the Registration Statements (No. 33-91078 and 33-91080) on Form S-8 of Marisa Christina, Incorporated of our report dated March 7, 2002, relating to the consolidated balance sheets of Marisa Christina, Incorporated and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive income
(loss), stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Marisa Christina, Incorporated.



/s/ KPMG LLP



New York, New York
March 25, 2002